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                                                                     EXHIBIT 8.2

                               December 29, 2000


Catapulse, Inc.
5 Results Way
Cupertino, CA 95014

Ladies and Gentlemen:

     We have acted as counsel to Catapulse, Inc., a Delaware corporation (the "Company"), in connection with the preparation and execution of the Amended and
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Restated Agreement and Plan of Reorganization (the "Agreement") dated as of
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November 27, 2000, by and between the Company and Rational Software Corporation, a Delaware corporation ("Acquirer").  Pursuant to the Agreement, the Company
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will merge with and into Acquirer (the "Merger").  Unless otherwise defined,
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capitalized terms referred to herein have the meanings set forth in the
Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").
                                                ----

     You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon (without any independent investigation) the facts, statements, descriptions and representations set forth in the Agreement (including Exhibits), the registration statement on Form S-4 filed with the Securities and Exchange Commission (which includes a joint proxy statement-prospectus relating to the Merger) (the "Registration Statement"), and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon (without any independent investigation) certificates of officers of Acquirer and the Company, respectively (the "Officers' Certificates").
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     In connection with rendering this opinion, we have assumed (without any independent investigation) that:

     1. All corporations involved in the Merger are validly formed, and legally obligated to perform under the Agreement and to make all required filings with governmental agencies.

     2. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by
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Catapulse, Inc.
December 29, 2000
Page 2


the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

     3. Any representation or statement referred to above made "to the knowledge of," "to the best of the knowledge" or otherwise similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement.

     4. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and will continue to be true and correct in all material respects as of the Effective Time and all other relevant times, and no actions have been (or will be) taken which are inconsistent with such representations.

     5. Each of Acquirer and the Company will comply with all reporting obligations with respect to the Merger required by the Code and the Treasury Regulations thereunder and will report the Merger on their respective federal income tax returns in a manner consistent with the opinion set forth below.

     6. An opinion of counsel, substantially identical in substance to this opinion, has been delivered to Acquirer by Wilson Sonsini Goodrich & Rosati Professional Corporation, and will not be withdrawn prior to the Effective Time.

     7. The Agreement and all related documents and instruments are valid and binding in accordance with their terms.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Merger will be a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Code.
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Catapulse, Inc.
December 29, 2000
Page 3


     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion concerning certain of the U.S. federal tax consequences of the Merger is limited to the specific U.S. federal tax consequences presented above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     No opinion is expressed as to any transaction other than the Merger as described in the Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     We consent to the use of this opinion as an exhibit to the Registration Statement, to references to this opinion in the Registration Statement and to the use of our name in the Registration Statement under the heading "Material U.S. Federal Income Tax Consequences" therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder. The filing of this opinion as an exhibit to the S-4 Registration Statement and the references to the opinion and our firm therein are not intended to create liability under applicable state law to any person other than the Company, our client.


                                       Very truly yours,


                                       VENTURE LAW GROUP
                                       A Professional Corporation

                                       /s/ VENTURE LAW GROUP